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                                   EXHIBIT 2.4
                                   -----------

                            FIRST AMENDMENT TO THE
                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------


      This Amendment to the Agreement and Plan of Merger (the "Amendment") is made and entered into this 31st day of May 1997 by and among Unified Holdings, Inc., a Delaware corporation ("Unified"), HFI Acquisition Corporation, a Kentucky corporation and wholly owned subsidiary of Unified ("Merger Sub" and, collectively with Unified, the "Buyers"), Health Financial, Inc., a Kentucky corporation ("Seller"), and Dr. Gregory W. Kasten, the sole shareholder of Seller ("Shareholder").

                                 WITNESSETH:

      WHEREAS, Unified, Merger Sub, Seller and Shareholder entered into that certain Agreement and Plan of Merger dated April 25, 1997 (the "Agreement"); and

      WHEREAS, the respective Board of Directors of Unified, Merger Sub and Seller as well as Stockholder have heretofore approved the merger of Merger Sub with and into Seller; and

      WHEREAS, each of Unified, Merger Sub, Seller and Shareholder believes that based upon events subsequent to April 25, 1997, certain provisions of the Agreement should be amended to change the following: (i) the means of effecting the proposed transaction; and (ii) the conditions to each party's obligations to effect the proposed transaction.

      NOW THEREFORE, in consideration of the premises and the agreements herein contained, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree that the Agreement is hereby amended in each of the following respects:

      (1)   Article I is hereby amended in its entirety to read as follows:

                             "THE STOCK PURCHASE

            1.01  The Stock Purchase.  Shareholder agrees to sell, and Unified
                  ------------------
      agrees to purchase, all of the issued and outstanding shares of common stock, no par value, of Seller ("Seller Common Stock")
      (the "Stock Purchase Transaction"). The purchase price shall be 325,000 shares of common stock, $0.01 par value, of Unified
      ("Unified Common Stock"), in the aggregate (the "Stock Purchase Consideration").

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            1.02. Closing.  The closing (the "Closing") of the Stock Purchase
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      Transaction shall take place at 10:00 a.m., local time, on the date that the Effective Time (as defined in Section 1.03) occurs (the "Closing Date"), or at such other time, and at such place, as Unified and Shareholder shall agree.

            1.03. Effective Time.  The Stock Purchase Transaction shall become
                  --------------
      effective (the "Effective Time") as of June 1, 1997. Unified shall, as soon as practicable after the Effective Time, issue a stock certificate representing the Stock Purchase Consideration. The parties contemplate that Unified shall immediately undertake a review of its books and records in connection with the filing of the Registration Statement (as defined in Section 5.02(a)) and that the stock certificate representing the Stock Purchase Consideration shall be issued on the day after such review is completed (the "Issue
      Date").

            1.04. Boards of Directors and Officers.  At the Effective Time, the
                  --------------------------------
      directors and officers of Seller immediately prior to the Effective
      Time shall be the directors and officers, respectively, of the Seller following the Stock Purchase Transaction, and such directors and officers shall hold office in accordance with the Seller's Bylaws and applicable law; provided, however, as of the Effective Time, Seller shall take any and all actions necessary to add Timothy L. Ashburn as a member of the Board of Directors of Seller.

            1.05. Anti-Dilution Adjustments. If, on the Issue Date, the number
                  -------------------------
      of issued and outstanding shares of Unified Common Stock exceeds 625,000, excluding shares issued in connection with any possible acquisition transaction by Unified, then appropriate and proportionate adjustment or adjustments will be made such that Shareholder's proportionate interest in the outstanding Unified
      Common Stock equals the quotient of 325 divided by 950.

            1.06. Material Adverse Effect.  As used in the Agreement, the term
                  -----------------------
      "Material Adverse Effect" with respect to an entity means any condition, event, change or occurrence that has or may reasonably be expected to have a material adverse effect on the condition
      (financial or otherwise), properties, business or results of operations, of such entity and its "Subsidiaries" (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")), taken as a whole as reflected in the Seller Financial Statements (as defined in Section 2.05(b)) or the Unified Financial Statements (as defined in Section 3.04), as the case may be; it being understood that a Material Adverse Effect shall not include: (i) a change with respect to, or effect on, such entity and its Subsidiaries resulting from a change in law, rule, regulation, generally accepted accounting principles or regulatory accounting principles; or (ii) a change disclosed in the Seller Financial Statements or the Unified Financial Statements, as the case may be."

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      (2)   The Agreement is hereby amended such that any reference to the
Merger shall mean the Stock Purchase Transaction, any reference to the Surviving Corporation shall mean Seller and any reference to the Merger Consideration shall mean the Stock Purchase Consideration.

      (3)   Section 3.02 is hereby amended to read as follows:

            "3.02.   Capitalization of Unified. As of the date hereof, Unified
                     -------------------------
      had designated 10,000 shares of preferred stock, $0.01 par value, of Unified ("Unified Preferred Stock") as "Series A 8% Cumulative
      Preferred Stock," of which 8,486 shares were issued and outstanding, and 10,000 shares of Unified Preferred Stock as "Series B 8%
      Cumulative Preferred Stock, of which 8,583 shares were issued and outstanding. As of the date hereof, 17,069 shares of Unified
      Preferred Stock were issued and outstanding. At the Issue Date, excluding shares to be issued in connection with any possible acquisition transaction by Unified, no more than 625,000 shares of Unified Common Stock will be issued and outstanding. At the Issue
      Date, Unified shall have no authorized capital stock other than Unified Common Stock and Unified Preferred Stock. At the Issue Date, there shall be no shares of Unified Common Stock reserved for issuance or issuable pursuant to any (i) Unified employee and/or director stock option, incentive and/or benefits plans ("Unified Employee/Director Stock Grants"), (ii) stock split or dividend.
      Seller acknowledges that Unified anticipates filing with the Secretary of State of the State of Delaware, prior to the Issue Date, a change in the par value of Unified Common Stock to $0.01, (ii) an increase in the number of shares of Unified Common Stock authorized to a number equal to or less than 25,000,000, and (iii) a possible reduction in the number of shares of Unified Preferred Stock authorized to a number equal to or less than the number currently outstanding.

            Unified continually evaluates possible acquisitions and may prior to the Issue Date enter into one or more agreements providing for, and may consummate, the acquisition by it of another company (or the assets thereof) for consideration that may include Equity Securities. Notwithstanding the foregoing, neither Unified nor any Unified Subsidiary has taken any action that would (i) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code or (ii) materially impede or delay receipt of any approval referred to in Section
      6.01(b) or the consummation of the transactions contemplated by this Agreement. At the Issue Date, the Unified Common Stock to be issued in the Stock Purchase Transaction will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive right of any shareholder of Unified."

      (4) Section 6.01 of the Agreement is hereby amended to eliminate subsection (d).

      (5) Section 6.02 of the Agreement is hereby amended to eliminate subsections (e) and (f).
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      (6)   Section 6.03 of the Agreement is hereby amended such that
subsection (e) shall read in its entirety as follows:

            "(e)     Surrender of Seller Common Stock.  Shareholder shall have
                     --------------------------------
      delivered to Unified a stock certificate representing 1,200 shares of Seller Common Stock, which shares shall be the only shares of Seller Common Stock issued and outstanding. In addition, Shareholder shall represent to Unified that he has full power and authority to exchange, sell, assign and transfer such shares of Seller Common
      Stock and that, when the same are accepted by Unified, Unified will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances, and that such shares are not subject to any adverse claims or proxies."

      (7) Section 7.01 of the Agreement is hereby amended to eliminate subsection (f).

      (8) The third sentence of Section 9.01 is hereby amended in its entirety to read as follows:

            "In the event of consummation of the Stock Purchase Transaction, the agreements contained in or referred to in Sections 5.02(b), 5.06, 5.08, 5.09, 5.12, 5.13 and 5.14 and Article 8 shall survive the Effective Time."

      (9) Section 9.01 is hereby amended by appending the following sentence to the end thereof:

            "The representations set forth in Section 3.02 shall survive until the Issue Date."

      (10) The second sentence of Section 9.02 is hereby amended in its entirety to read as follows:

            "There shall not be any third party beneficiaries of any provisions hereof except for Sections 5.08, 5.09 and 5.12 and Article 8, which may be enforced against Buyers, Seller or Shareholder by the parties therein identified."

      Other than as amended hereby, the Agreement remains in full force and effect. This Amendment may be executed in several counterparts, each of which shall be deemed the original, but all of which together constitute one and the same instrument.

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      IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

                                    UNIFIED HOLDINGS, INC.



                                    By:  /s/ Timothy L. Ashburn
                                        ---------------------------------------
                                        Timothy L. Ashburn, Chairman and
                                        Chief Executive Officer



                                    By:  /s/ Lynn E. Wood
                                        ---------------------------------------
                                        Lynn E. Wood, President and
                                        Chief Operating Officer


                                    HFI ACQUISITION CORPORATION



                                    By:  /s/ Timothy L. Ashburn
                                        ---------------------------------------
                                        Timothy L. Ashburn, President and
                                        Chief Executive Officer


                                    HEALTH FINANCIAL, INC.



                                    By:  /s/ Dr. Gregory W. Kasten
                                        ---------------------------------------
                                        Dr. Gregory W. Kasten, President


                                    "SHAREHOLDER"



                                    /s/ Dr. Gregory W. Kasten
                                    -------------------------------------------
                                    Dr. Gregory W. Kasten


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